Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-150680, 333-176718, 333-191515, 333-191516, 333-268522 and 333-268523 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-261416 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement Nos. 333-211318, 333-238170, and 333-250007 of Enterprise Products Partners L.P. on Form S-3 of our reports dated February 28, 2023, relating to the consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries and the effectiveness of Enterprise Products Partners L.P. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Houston, Texas
February 28, 2023